TRANSOCEAN LTD. ANNOUNCES FINAL RESULTS OF CASH TENDER OFFERS

Zug, Switzerland – August 2,  2016 –  Transocean Ltd. (NYSE: RIG) today announces the final results of the cash tender offers (the “Tender Offers”) by Transocean Inc., its wholly-owned subsidiary (collectively with Transocean Ltd., “Transocean”), to purchase up to U.S. $1.0 billion aggregate principal amount of the following series of notes issued by Transocean Inc.:

•	6.500% Senior Notes due 2020 (the “2020 Notes”);
•	6.375% Senior Notes due 2021 (the “2021 Notes”); and
•	3.800% Senior Notes due 2022 (the “2022 Notes” and, together with the 2020 Notes and the 2021 Notes, the “Notes”).

The Tender Offers expired at 11:59 p.m., New York City time, on August 1, 2016 (the “Expiration Date”). No tenders submitted after the Expiration Date will be valid.

As of the Expiration Date, $348,400,000 in aggregate principal amount of the 2020 Notes, $475,849,000 in aggregate principal amount of the 2021 Notes and $156,923,000 in aggregate principal amount of the 2022 Notes had been validly tendered (and not validly withdrawn) in the Tender Offers, including $343,964,000 in aggregate principal amount of the 2020 Notes, $464,203,000 in aggregate principal amount of the 2021 Notes and $134,761,000 in aggregate principal amount of the 2021 Notes that were validly tendered (and not validly withdrawn) as of 5:00 p.m., New York City Time, on July 18, 2016 (the “Early Tender Date”) and previously settled.

Transocean Inc. has accepted for purchase in full all Notes validly tendered (and not validly withdrawn) in the Tender Offers. Subject to the terms and conditions of the Tender Offers, the consideration for each U.S. $1,000 principal amount of Notes validly tendered (and not validly withdrawn) after the Early Tender Date and on or prior to the Expiration Date will be the tender offer consideration for such series of Notes set forth in Transocean’s Offer to Purchase, dated July 5, 2016 (the “Offer Document”). The Tender Offers were made pursuant to the terms and conditions described in the Offer Document.

Goldman, Sachs & Co. and Morgan Stanley & Co. LLC were retained as the dealer managers for the Tender Offers. D.F. King & Co., Inc. was retained to serve as both the depositary and the information agent for the Tender Offers. Questions regarding the Tender Offers should be directed to Goldman, Sachs & Co. at (toll-free) (800) 828-3182 or (collect) (212) 902-6941, Morgan Stanley & Co. LLC at (toll-free) (800) 624-1808 or (collect) (212) 761-1057. Requests for copies of the Offer to Purchase and other related materials should be directed to D.F. King & Co., Inc. at (email) transocean@dfking.com, (toll-free) (800) 622-1649 or (collect) (212) 269-5550.

The Tender Offers were not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers were required to be made by a licensed broker or dealer, the Tender Offers were deemed to be made on behalf of Transocean by the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 60 mobile offshore drilling units consisting of 29 ultra-deepwater floaters, seven harsh environment floaters, four deepwater floaters, 10 midwater floaters and 10 high-specification jackups. In addition, the company has five ultra-deepwater drillships and five high-specification jackups under construction or under contract to be constructed.

Forward-Looking Statements

This press release contains certain forward-looking information and forward-looking statements as defined in applicable securities laws (collectively referred to as “forward-looking statements”). Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Transocean Ltd. to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause actual results to vary include, but are not limited to, conditions in financial markets and other risk factors as detailed from time to time in Transocean Ltd.’s reports filed with the U.S. Securities and Exchange Commission.

Readers are cautioned against unduly relying on forward-looking statements. Forward-looking statements are made as of the date of the relevant document and, except as required by law, Transocean undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information or future events or otherwise.

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Diane Vento

+1 713-232-8015

Media Contact:

Pam Easton

+1 713-232-7647